Exhibit 5
Blank Rome LLP
The Chrysler Building
405 Lexington Avenue
New York, NY 10174
(212) 885-5000
November 30, 2005
Midway Games Inc.
2704 West Roscoe Street
Chicago, IL 60618

Re:	Form S-3 Registration Statement
Ladies and Gentlemen:
     You have requested our opinion in connection with the filing by Midway Games Inc., a Delaware corporation (the “Company”), of a registration statement on Form S-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), with respect to the offering by the selling stockholders identified in the Registration Statement, of up to 94,514 shares (the “Shares”) of the Company’s common stock, par value $.01 per share (“Common Stock”), previously issued by the Company as consideration for the purchase of shares of the capital stock of Surreal Software Inc. (“Surreal”) under an Agreement and Plan of Reorganization among the Company, Surreal and the shareholders of Surreal (the “Merger Agreement”).
     We have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of such documents and corporate and public records, and we have made such examination of law, as we have deemed necessary as a basis for the opinion expressed below. With respect to such examination, we have assumed the genuineness of all signatures appearing on all documents presented to us as originals and the conformity to the originals of all documents presented to us as copies. Where factual matters relevant to this opinion were not independently established, we have relied upon representations of executive officers and other authorized representatives of the Company.
     Based upon and subject to the foregoing, it is our opinion that the Shares are validly issued, fully paid and nonassessable.
     We consent to the use of this opinion as Exhibit 5 to the Registration Statement and to the use of our name as your counsel in connection with the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Act or the General Rules and Regulations promulgated thereunder.
     Please note that partners of this firm hold options to purchase shares of Common Stock.

Very truly yours,
/s/ Blank Rome LLP
BLANK ROME LLP